Exhibit 99.1

Natural Grocers by Vitamin Cottage Announces Third Quarter Fiscal 2023 Results

Lakewood, Colorado, August 3, 2023. Natural Grocers by Vitamin Cottage, Inc. (NYSE: NGVC) today announced results for its third quarter of fiscal 2023 ended June 30, 2023 and raised its outlook for fiscal 2023.

Highlights for Third Quarter Fiscal 2023 Compared to Third Quarter Fiscal 2022

●	Net sales increased 5.8% to $281.8 million;
●	Daily average comparable store sales increased 4.4%, and increased 6.9% on a two-year basis;
●	Operating income increased 60.8% to $9.1 million;
●	Net income increased 79.8% to $7.1 million;
●	Diluted earnings per share was $0.31, up 82.4% from $0.17 in the third quarter of fiscal 2022; and
●	Adjusted EBITDA was $16.7 million.

“We delivered strong results in the third quarter reflecting continued top-line momentum as comparable store sales accelerated to 4.4% including a 1.9% increase in daily average transaction count. Moreover, strength was broad-based across categories,” said Kemper Isely, Co-President. “Growth continues to be driven by a loyal and resilient customer base that prioritizes our offering of high-quality natural and organic products at Always AffordableSM prices. We believe the enduring strength of our business model is further reflected in the 19.1% increase in daily average comparable store sales compared to the third quarter of 2019. Our crew members’ commitment to operational excellence and exceptional customer service was instrumental in driving our strong sales results, as well as our 130 basis point improvement in gross margin and 82.4% growth in diluted earnings per share to $0.31.”

Mr. Isely continued, “We are confident in our execution and the trajectory of our business. We are increasing our outlook for comparable store sales and diluted earnings per share for fiscal year 2023 to reflect the strong results in the third quarter.”

In addition to presenting the financial results of Natural Grocers by Vitamin Cottage, Inc. and its subsidiaries (collectively, the Company) in conformity with U.S. generally accepted accounting principles (GAAP), the Company is also presenting EBITDA and Adjusted EBITDA, which are non-GAAP financial measures. The reconciliation from GAAP to these non-GAAP financial measures is provided at the end of this earnings release.

Operating Results — Third Quarter Fiscal 2023 Compared to Third Quarter Fiscal 2022

During the third quarter of fiscal 2023, net sales increased $15.5 million, or 5.8%, to $281.8 million, compared to the third quarter of fiscal 2022, due to an $11.7 million increase in comparable store sales and a $3.8 million increase in new store sales. Daily average comparable store sales increased 4.4% in the third quarter of fiscal 2023, comprised of a 2.4% increase in daily average transaction size and a 1.9% increase in daily average transaction count. The increase in net sales was driven by transaction count, retail price increases, new store sales, and marketing initiatives including market-specific campaigns and {N}power® loyalty program offers that drove customer engagement.

Gross profit during the third quarter of fiscal 2023 increased $7.8 million, or 10.6%, to $81.4 million, compared to $73.6 million in the third quarter of fiscal 2022. Gross profit reflects earnings after product and store occupancy costs. Gross margin increased 130 basis points to 28.9% during the third quarter of fiscal 2023, compared to 27.6% in the third quarter of fiscal 2022. The increase in gross margin was driven by higher product margin attributed to effective pricing and promotions.

Store expenses during the third quarter of fiscal 2023 increased $2.5 million, or 4.2%, to $62.6 million. Store expenses as a percentage of net sales were 22.2% during the third quarter of fiscal 2023, down from 22.6% in the third quarter of fiscal 2022. The decrease in store expenses as a percentage of net sales was primarily driven by expense leverage on sales, partially offset by higher labor expense as a result of increased wage rates.

Administrative expenses during the third quarter of fiscal 2023 increased $1.8 million, or 24.8%, to $9.3 million, primarily driven by higher compensation expense, software expense and technology amortization. Administrative expenses as a percentage of net sales were 3.3% and 2.8% for the third quarters of fiscal 2023 and 2022, respectively.

Operating income for the third quarter of fiscal 2023 was $9.1 million, compared to $5.7 million in the third quarter of fiscal 2022. Operating margin during the third quarter of fiscal 2023 was 3.2%, compared to 2.1% in the third quarter of fiscal 2022.

The effective income tax rate was 14.1% and 22.1% for the third quarter of fiscal 2023 and 2022, respectively. The decrease in the effective income tax rate was primarily attributable to increased food donation deductions recorded during the third quarter of fiscal 2023.

Net income for the third quarter of fiscal 2023 was $7.1 million, or $0.31 diluted earnings per share, compared to net income of $3.9 million, or $0.17 diluted earnings per share, for the third quarter of fiscal 2022.

Adjusted EBITDA for the third quarter of fiscal 2023 increased 28.2% to $16.7 million, compared to $13.0 million in the third quarter of fiscal 2022.

Operating Results — First Nine Months Fiscal 2023 Compared to First Nine Months Fiscal 2022

During the first nine months of fiscal 2023, net sales increased $30.1 million, or 3.7%, to $845.5 million, compared to the first nine months of fiscal 2022, due to a $20.4 million increase in comparable store sales and an $11.5 million increase in new store sales, partially offset by a $1.8 million decrease in net sales related to store closures. Daily average comparable store sales increased 2.5% in the first nine months of fiscal 2023, and was comprised of a 1.4% increase in daily average transaction size and a 1.1% increase in daily average transaction count. The increase in net sales was primarily driven by transaction count, retail price increases, new store sales and marketing initiatives, partially offset by a moderation of the pandemic trends experienced in the first six months of fiscal 2022.

Gross profit during the first nine months of fiscal 2023 increased $13.5 million, or 5.9%, to $242.6 million. Gross profit reflects earnings after product and occupancy expenses. Gross margin increased to 28.7% during the first nine months of fiscal 2023, compared to 28.1% in the first nine months of fiscal 2022. The increase in gross margin was driven by higher product margin partially offset by higher shrink expense.

Store expenses during the first nine months of fiscal 2023 increased $12.4 million, or 6.9%, to $191.4 million. Store expenses as a percentage of net sales were 22.6% during the first nine months of fiscal 2023, up from 22.0% in the first nine months of fiscal 2022. The increase in store expenses as a percentage of net sales reflects higher labor expense as a result of increased wage rates and an impairment charge related to a store closure.

Administrative expenses during the first nine months of fiscal 2023 increased $3.2 million, or 14.1%, to $26.2 million. The increase in administrative expenses was primarily driven by higher compensation expense, technology amortization and software expense. Administrative expenses as a percentage of net sales were 3.1% during the first nine months of fiscal 2023, up from 2.8% in the first nine months of fiscal 2022.

Operating income for the first nine months of fiscal 2023 was $23.9 million, compared to $26.5 million in the first nine months of fiscal 2022. Operating margin during the first nine months of fiscal 2023 was 2.8%, compared to 3.3% in the first nine months of fiscal 2022.

The effective income tax rate was 19.1% and 22.7% for the nine months of fiscal 2023 and 2022, respectively. The decrease in the effective income tax rate was primarily attributable to increased food donation deductions recorded during the third quarter of fiscal 2023.

Net income for the first nine months of fiscal 2023 was $17.4 million, or $0.76 diluted earnings per share, compared to net income of $19.2 million, or $0.84 diluted earnings per share for the first nine months of fiscal 2022.

Adjusted EBITDA for the first nine months of fiscal 2023 was $47.3 million, compared to $48.6 million in the first nine months of fiscal 2022.

Balance Sheet and Cash Flow

As of June 30, 2023, the Company had $8.6 million in cash and cash equivalents, no outstanding borrowings on its $50.0 million revolving credit facility, and $9.7 million outstanding on its term loan facility.

During the first nine months of fiscal 2023, the Company generated $36.2 million in cash from operations and invested $24.3 million in net capital expenditures, primarily for new and relocated stores.

Dividend Announcement

Today, the Company announced the declaration of a quarterly cash dividend of $0.10 per common share. The dividend will be paid on September 13, 2023 to stockholders of record at the close of business on August 28, 2023.

Growth and Development

The Company ended the third quarter of fiscal 2023 with 164 stores in 21 states. As of August 3, 2023, the Company has signed leases for an additional five new stores planned to open in fiscal years 2023 and beyond.

Fiscal 2023 Outlook

The Company is raising its fiscal 2023 outlook for comparable store sales and diluted earnings per share based upon year-to-date performance and current trends. The Company is also refining its outlook for the number of new stores and relocations/remodels. The outlook reflects recent results, current operating trends, consumer trends, and the uncertainty of the economic environment, including inflationary factors. The Company now expects:

Fiscal 2023 Outlook
Number of new stores	4
Number of relocations/remodels	3
Daily average comparable store sales growth	2.0% to 3.0%
Diluted earnings per share	$0.86 to $0.94

Capital expenditures (in millions)	$28 to $35

Earnings Conference Call

The Company will host a conference call today at 2:30 p.m. Mountain Time (4:30 p.m. Eastern Time) to discuss this earnings release. The dial-in number is 1-888-347-6606 (US) or 1-412-902-4289 (International). The conference ID is “Natural Grocers Q3 FY 2023 Earnings Call.” A simultaneous audio webcast will be available at http://Investors.NaturalGrocers.com and archived for a minimum of 20 days.

About Natural Grocers by Vitamin Cottage

Natural Grocers by Vitamin Cottage, Inc. (NYSE: NGVC) is an expanding specialty retailer of natural and organic groceries, body care products and dietary supplements. The products sold by Natural Grocers must meet strict quality guidelines and may not contain artificial colors, flavors, preservatives or sweeteners, or partially hydrogenated or hydrogenated oils. The Company sells only USDA certified organic produce and exclusively pasture-raised, non-confinement dairy products, and free-range eggs. Natural Grocers’ flexible smaller-store format allows it to offer affordable prices in a shopper-friendly, clean and convenient retail environment. The Company also provides extensive free science-based nutrition education programs to help customers make informed health and nutrition choices. The Company, founded in 1955, has 164 stores in 21 states.

Visit www.NaturalGrocers.com for more information and store locations.

Forward-Looking Statements

The following constitutes a "safe harbor" statement under the Private Securities Litigation Reform Act of 1995. Except for the historical information contained herein, statements in this release are "forward-looking statements" and are based on management’s current expectations and are subject to uncertainty and changes in circumstances. All statements that are not statements of historical fact are forward-looking statements. Actual results could differ materially from these expectations due to changes in global, national, regional or local political, economic, inflationary, deflationary, recessionary, business, interest rates, labor market, competitive, market, regulatory and other factors, and other risks detailed in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2022 (the Form 10-K) and the Company's subsequent quarterly reports on Form 10-Q. The information contained herein speaks only as of the date of this release and the Company undertakes no obligation to publicly update forward-looking statements, except as may be required by the securities laws.

For further information regarding risks and uncertainties associated with the Company's business, please refer to the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors" sections of the Company's filings with the Securities and Exchange Commission, including, but not limited to, the Form 10-K and the Company's subsequent quarterly reports on Form 10-Q, copies of which may be obtained by contacting Investor Relations at 303-986-4600 or by visiting the Company's website at http://Investors.NaturalGrocers.com.

Investor Contact:

Reed Anderson, ICR, 646-277-1260, reed.anderson@icrinc.com

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Consolidated Statements of Income

(Unaudited)

(Dollars in thousands, except per share data)

	Three months ended June 30,		Nine months ended June 30,
	2023	2022	2023	2022
Net sales	$281,791	266,309	845,493	815,419
Cost of goods sold and occupancy costs	200,401	192,750	602,907	586,341
Gross profit	81,390	73,559	242,586	229,078
Store expenses	62,631	60,124	191,419	179,065
Administrative expenses	9,308	7,459	26,166	22,924
Pre-opening expenses	367	325	1,069	550
Operating income	9,084	5,651	23,932	26,539
Interest expense, net	(848)	(603)	(2,478)	(1,692)
Income before income taxes	8,236	5,048	21,454	24,847
Provision for income taxes	(1,164)	(1,115)	(4,091)	(5,642)
Net income	$7,072	3,933	17,363	19,205

Net income per share of common stock:
Basic	$0.31	0.17	0.76	0.85
Diluted	$0.31	0.17	0.76	0.84
Weighted average number of shares of common stock outstanding:
Basic	22,734,375	22,676,882	22,722,712	22,659,042
Diluted	22,887,923	22,854,754	22,825,343	22,812,692

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Consolidated Balance Sheets

(Unaudited)

(Dollars in thousands, except per share data)

	June 30, 2023	September 30, 2022
Assets
Current assets:
Cash and cash equivalents	$8,576	12,039
Accounts receivable, net	8,873	10,496
Merchandise inventory	116,709	113,756
Prepaid expenses and other current assets	6,071	4,369
Total current assets	140,229	140,660
Property and equipment, net	162,312	157,179
Other assets:
Operating lease assets, net	292,779	307,132
Finance lease assets, net	46,236	43,554
Deposits and other assets	406	452
Goodwill and other intangible assets, net	14,134	14,131
Total other assets	353,555	365,269
Total assets	$656,096	663,108

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$72,755	71,283
Accrued expenses	22,938	26,737
Term loan facility, current portion	1,750	1,750
Operating lease obligations, current portion	34,839	34,735
Finance lease obligations, current portion	3,552	3,223
Total current liabilities	135,834	137,728
Long-term liabilities:
Term loan facility, net of current portion	7,938	13,938
Operating lease obligations, net of current portion	281,189	295,064
Finance lease obligations, net of current portion	48,066	44,664
Deferred income tax liabilities, net	16,133	15,902
Total long-term liabilities	353,326	369,568
Total liabilities	489,160	507,296
Stockholders’ equity:
Common stock, $0.001 par value, 50,000,000 shares authorized, 22,743,895 and 22,690,188 shares issued at June 30, 2023 and September 30, 2022, respectively, and 22,736,344 and 22,690,188 shares outstanding at June 30, 2023 and September 30, 2022, respectively	23	23
Additional paid-in capital	58,725	58,072
Retained earnings	108,264	97,717
Common stock in treasury at cost, 7,551 shares at June 30, 2023	(76)	—
Total stockholders’ equity	166,936	155,812
Total liabilities and stockholders’ equity	$656,096	663,108

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Consolidated Statements of Cash Flows

(Unaudited)

(Dollars in thousands)

	Nine months ended June 30,
	2023	2022
Operating activities:
Net income	$17,363	19,205
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	21,426	21,088
Impairment of long-lived assets	930	95
Loss on disposal of property and equipment	104	57
Share-based compensation	1,046	887
Deferred income tax expense	231	274
Non-cash interest expense	14	17
Changes in operating assets and liabilities:
Decrease (increase) in:
Accounts receivable, net	2,188	(298)
Merchandise inventory	(2,953)	(10,783)
Prepaid expenses and other assets	(569)	(1,088)
Income tax receivable	(1,111)	(328)
Operating lease assets	24,730	23,795
(Decrease) increase in:
Operating lease liabilities	(25,643)	(20,974)
Accounts payable	2,202	1,696
Accrued expenses	(3,799)	(4,138)
Net cash provided by operating activities	36,159	29,505
Investing activities:
Acquisition of property and equipment	(23,241)	(15,925)
Acquisition of other intangibles	(1,133)	(2,293)
Proceeds from sale of property and equipment	76	16
Proceeds from property insurance settlements	—	184
Net cash used in investing activities	(24,298)	(18,018)
Financing activities:
Borrowings under revolving facility	379,700	6,100
Repayments under revolving facility	(379,700)	(6,100)
Repayments under term loan facility	(6,000)	(6,000)
Finance lease obligation payments	(2,039)	(2,059)
Dividends to shareholders	(6,816)	(6,797)
Repurchase of common stock	(181)	—
Payments on withholding tax for restricted stock unit vesting	(288)	(393)
Net cash used in financing activities	(15,324)	(15,249)
Net decrease in cash and cash equivalents	(3,463)	(3,762)
Cash and cash equivalents, beginning of period	12,039	23,678
Cash and cash equivalents, end of period	$8,576	19,916
Supplemental disclosures of cash flow information:
Cash paid for interest	$933	418
Cash paid for interest on finance lease obligations, net of capitalized interest of $183 and $222, respectively	1,542	1,340
Income taxes paid	5,006	5,315
Supplemental disclosures of non-cash investing and financing activities:
Acquisition of property and equipment not yet paid	$6,246	3,642
Acquisition of other intangibles not yet paid	—	231
Property acquired through operating lease obligations	11,307	19,645
Property acquired through finance lease obligations	5,771	9,726

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Non-GAAP Financial Measures

(Unaudited)

EBITDA and Adjusted EBITDA

EBITDA and Adjusted EBITDA are not measures of financial performance under GAAP. We define EBITDA as net income before interest expense, provision for income taxes, depreciation and amortization. We define Adjusted EBITDA as EBITDA as adjusted to exclude the effects of certain income and expense items that management believes make it more difficult to assess the Company’s actual operating performance, including certain items such as impairment charges, store closing costs, share-based compensation and non-recurring items.

The following table reconciles net income to EBITDA and Adjusted EBITDA, dollars in thousands:

	Three months ended June 30,		Nine months ended June 30,
	2023	2022	2023	2022
Net income	$7,072	3,933	17,363	19,205
Interest expense, net	848	603	2,478	1,692
Provision for income taxes	1,164	1,115	4,091	5,642
Depreciation and amortization	7,210	7,068	21,426	21,088
EBITDA	16,294	12,719	45,358	47,627
Impairment of long-lived assets	59	—	930	95
Share-based compensation	333	297	1,046	887
Adjusted EBITDA	$16,686	13,016	47,334	48,609

EBITDA increased 28.1% to $16.3 million for the three months ended June 30, 2023 compared to $12.7 million for the three months ended June 30, 2022. EBITDA decreased 4.8% to $45.4 million for the nine months ended June 30, 2023 compared to $47.6 million for the nine months ended June 30, 2022. EBITDA as a percentage of net sales was 5.8% and 4.8% for the three months ended June 30, 2023 and 2022, respectively. EBITDA as a percentage of net sales was 5.4% and 5.8% for the nine months ended June 30, 2023 and 2022, respectively.

Adjusted EBITDA increased 28.2% to $16.7 million for the three months ended June 30, 2023 compared to $13.0 million for the three months ended June 30, 2022. Adjusted EBITDA decreased 2.6% to $47.3 million for the nine months ended June 30, 2023 compared to $48.6 million for the nine months ended June 30, 2022. Adjusted EBITDA as a percentage of net sales was 5.9% and 4.9% for the three months ended June 30, 2023 and 2022, respectively. Adjusted EBITDA as a percentage of net sales was 5.6% and 6.0% for the nine months ended June 30, 2023 and 2022, respectively.

Management believes some investors’ understanding of our performance is enhanced by including EBITDA and Adjusted EBITDA, which are non-GAAP financial measures. We believe EBITDA and Adjusted EBITDA provide additional information about: (i) our operating performance, because they assist us in comparing the operating performance of our stores on a consistent basis, as they remove the impact of non-cash depreciation and amortization expense as well as items not directly resulting from our core operations, such as interest expense and income taxes and (ii) our performance and the effectiveness of our operational strategies. Additionally, EBITDA is a component of a measure in our financial covenants under our credit facility.

Furthermore, management believes some investors use EBITDA and Adjusted EBITDA as supplemental measures to evaluate the overall operating performance of companies in our industry. Management believes that some investors’ understanding of our performance is enhanced by including these non-GAAP financial measures as a reasonable basis for comparing our ongoing results of operations. By providing these non-GAAP financial measures, together with a reconciliation from net income, we believe we are enhancing investors’ understanding of our business and our results of operations, as well as assisting investors in evaluating how well we are executing our strategic initiatives.

Our competitors may define EBITDA and Adjusted EBITDA differently, and as a result, our measures of EBITDA and Adjusted EBITDA may not be directly comparable to EBITDA and Adjusted EBITDA of other companies. Items excluded from EBITDA and Adjusted EBITDA are significant components in understanding and assessing financial performance. EBITDA and Adjusted EBITDA are supplemental measures of operating performance that do not represent and should not be considered in isolation or as an alternative to, or substitute for, net income or other financial statement data presented in the consolidated financial statements as indicators of financial performance. EBITDA and Adjusted EBITDA have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of the limitations are:

●	EBITDA and Adjusted EBITDA do not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;

●	EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;

●	EBITDA and Adjusted EBITDA do not reflect any depreciation or interest expense for leases classified as finance leases;

●	EBITDA and Adjusted EBITDA do not reflect the interest expense, or the cash requirements necessary to service interest or principal payments on our debt;

●	Adjusted EBITDA does not reflect share-based compensation, impairment charges, and store closing costs;

●	EBITDA and Adjusted EBITDA do not reflect our tax expense or the cash requirements to pay our taxes; and

●

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements.

Due to these limitations, EBITDA and Adjusted EBITDA should not be considered as measures of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA as supplemental information.